Filed Pursuant to Rule 424(b)(5)

Registration No. 333-142123

SUBJECT TO COMPLETION, DATED MAY 18, 2009

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus Supplement

(To prospectus dated April 27, 2007)

36,500,000 Shares

Common Shares

We are selling to the underwriter 36,500,000 of our common shares to be offered to the public at a price of $         per share.

Our common shares are listed on the NYSE Amex under the symbol “GST” and on the Toronto Stock Exchange under the symbol “YGA.” On May 15, 2009, the last reported sale price of our common shares on the NYSE Amex was $0.48 per share and on the Toronto Stock Exchange was CDN$0.66 per share.

Investing in our common shares involves a high degree of risk. See “Risk Factors” on page S-6 of this prospectus supplement, on page 2 of the accompanying prospectus and in reports filed with the Securities and Exchange Commission which are incorporated by reference herein.

	Public Offering Price	Underwriting Discount	Proceeds to Us (Before Expenses)
Per Share	$	$	$
Total	$	$	$

The underwriter may also purchase for 30 days from the date of this prospectus supplement up to an additional 5,475,000 of our common shares at a price of $         per share solely to cover any over-allotments.

Delivery of the common shares is expected to be made on or about May     , 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Johnson Rice & Company L.L.C.

The date of this prospectus supplement is May     , 2009.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. Under the shelf registration process, we may offer from time to time up to an aggregate amount of $250,000,000 of our securities, including the common shares being offered hereby. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about our common shares that we are selling in this offering. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, our common shares being offered hereby and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read this prospectus supplement, the accompanying prospectus and any related free writing prospectus, as well as the additional information described under “Where You Can Find More Information” before investing in our common shares.

You should rely only on information incorporated by reference or provided in this document or to which we have referred you. We and the underwriter have not authorized anyone else to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the underwriter are not making any offer to sell these securities in any jurisdiction where the offer to sell is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate as of any date other than the date hereof or thereof respectively, or that information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and in documents that we file with the SEC that are incorporated by reference in this document, but does not contain all of the information you need to consider in making an investment decision. To understand all of the terms of this offering and for a more complete understanding of our business, you should carefully read this prospectus supplement and the accompanying prospectus, particularly the sections entitled “Risk Factors,” and the documents incorporated by reference in this document, including our financial statements and related notes thereto, before you decide to invest in our common shares. You should also consult with your own legal and tax advisors. Unless otherwise indicated, this prospectus supplement assumes no exercise of the underwriter’s over-allotment option. Unless otherwise indicated or required by the context, “we,” “us,” and “our” refer to Gastar Exploration Ltd. and its subsidiaries and predecessors. All dollar amounts appearing in this prospectus supplement are stated in U.S. dollars unless specifically noted in Canadian dollars (“CDN$”), and all financial data included in this prospectus supplement has been prepared in accordance with generally accepted accounting principles in the United States.

GASTAR EXPLORATION LTD.

Overview

We are an independent energy company engaged in the exploration, development and production of natural gas in the United States and Australia. We pursue a strategy of combining select higher risk, deep natural gas exploration prospects with lower risk coalbed methane (CBM) development. We own and operate exploration and development acreage in the deep Bossier gas play of East Texas and have commenced exploration operations in the Marcellus Shale in West Virginia and southwestern Pennsylvania. Our CBM activities are conducted within the Powder River Basin of Wyoming and Montana and on approximately 6.0 million gross acres controlled by us and our joint development partner in Australia’s Gunnedah Basin, located in New South Wales.

Our strategy is to maximize shareholder value by leveraging our significant acreage position and the experience of our management and technical teams in finding and developing natural gas reserves to profitably grow our reserves and production.

Recent Financial Results and Outlook Upon Completion of Offering

For the period ended March 31, 2009, we reported cash flow from operating activities of $13.3 million, net cash utilized in investing activities of $21.5 million and net cash provided by financing activities of $20.9 million, resulting in a March 31, 2009 balance of cash and cash equivalents of $18.9 million. At March 31, 2009, we had a net working capital deficit of approximately $169.2 million, with $174.7 million classified as current portion of long-term debt of which $50.1 million is scheduled to mature in 2009. Included in our current portion of long-term debt were $3.2 million of subordinated unsecured notes maturing between April 2009 and September 2009, $16.9 million of debt incurred under our revolving credit facility maturing on October 15, 2009, $30.0 million of convertible subordinated debentures maturing November 20, 2009, $25.0 million of term debt maturing February 15, 2012 and $99.6 million of 12  3/4% senior secured notes maturing December 1, 2012. The maturity date of our revolving credit facility will be automatically extended to December 1, 2010 by the repayment of our convertible subordinated debentures or by arranging for repayment of such debentures on or prior to their maturity in a manner acceptable to the revolving credit facility lenders. Aggregate budgeted capital expenditures for the remainder of 2009 were projected to be approximately $49.9 million. Please see our consolidated financial statements and notes to our consolidated financials statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 for a more complete description of our results of operations, liquidity and current debt service obligations as of March 31, 2009.

Subsequent to March 31, 2009, we repaid $2.85 million of our subordinated unsecured notes. We intend to use the net proceeds from this offering for working capital and general corporate purposes, including for our announced 2009 capital expenditures. As of March 31, 2009, on an as adjusted basis to give effect to the sale by us of approximately 36,500,000 shares at an assumed public offering price per share of $0.48, the application of our expected net proceeds of this offering as described under “Use of Proceeds”, and our post-March 31, 2009 repayment of $2.85 million of subordinated unsecured notes, we had $32.7 million of cash and cash equivalents on hand and we will need to raise an additional $53.3 million in order to fund our remaining 2009 exploration and development activities, working capital needs and meet the projected $47.3 million of remaining scheduled maturities in 2009. The funding of this capital short fall will focus on the following previously announced strategic transactions:

•

securing a partner for the joint venture development of our Marcellus Shale acreage (we have identified a joint venture partner, who is currently performing due diligence on our Marcellus Shale assets);

•	the sale of all or a portion of our New South Wales assets and other assets located in East Texas; or

•	the issuance of additional debt or equity, if possible at acceptable terms.

If we fail to successfully repay or refinance our current debt service obligations and address our other liquidity issues, we will not be able to continue as a going concern and could potentially be forced to seek relief through a filing under the U.S. Bankruptcy Code.

Corporate Information

We are a Canadian corporation that is subsisting under the Business Corporations Act (Alberta). Our principal office is located at 1331 Lamar Street, Suite 1080, Houston, Texas 77010, and our telephone number is (713) 739-1800. Our website address is www.gastar.com. Information on our website or about us on any other website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

Our common shares are listed on the NYSE Amex under the symbol “GST” and the Toronto Stock Exchange under the symbol “YGA.”

The Offering

Common shares offered by us	36,500,000 shares

Common shares to be outstanding immediately after this offering	247,832,963 shares (1)(2)

Over-allotment option granted by us	5,475,000 shares

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $16.7 million, based on an assumed public offering price of $0.48 per share (the last sale price of our common shares as reported on the NYSE Amex on May 15, 2009) after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering for working capital and general corporate purposes, including for our announced 2009 capital expenditures. See “Use of Proceeds” included elsewhere in this prospectus supplement.

NYSE Amex symbol	GST

Toronto Stock Exchange symbol	YGA

Dividend policy	We currently anticipate that we will retain all future earnings, if any, for operational and other cash needs. We do not intend to pay cash dividends in the foreseeable future.

Risk factors	We are subject to a number of risks that you should carefully consider before deciding to invest in our common shares. These risks are discussed more fully in “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

(1)	Based on 211,332,963 common shares outstanding as of March 31, 2009. This amount excludes 10,660,250 common shares issuable upon exercise of outstanding stock options, 10,232,521 common shares issuable upon exercise of outstanding warrants and 6,849,315 common shares issuable upon conversion of $30.0 million aggregate principal amount of convertible senior unsecured debentures due November 20, 2009.

(2)	Under a 2005 common share purchase agreement, Chesapeake Energy Corporation, or Chesapeake, has the right immediately following this offering to maintain its approximately 16.0% equity interest in us, subject to certain conditions. Chesapeake has agreed to waive its preemptive right in connection with this offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations or forecasts of future events. These statements can be identified by the use of forward looking words, including “may”, “expect”, “anticipate”, “plan”, “project”, “believe”, “estimate”, “intend”, “will”, “should” or other similar words. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements may include statements that relate to, among other things:

•	Our financial position;

•	Business strategy and budgets;

•	Anticipated capital expenditures;

•	Drilling of wells;

•	Natural gas and oil reserves;

•	Timing and amount of future production of natural gas and oil;

•	Operating costs and other expenses;

•	Cash flow and anticipated liquidity;

•	Prospect development; and

•	Property acquisitions and sales.

Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will occur. These forward-looking statements involve known and unknown risks, uncertainties and other factors (some of which are beyond our control) that may cause our actual results, performance or achievements to be materially different from our historical experience and present expectations or projections, or actual future results expressed or implied by the forward-looking statements. These factors include but are not limited to among others:

•	The effect of receiving a “going concern” statement in our auditor’s report on our 2008 consolidated financial statements;

•	Low and/or declining prices for natural gas and oil;

•	Demand for natural gas and oil;

•	Natural gas and oil price volatility;

•	The risks associated with exploration, including cost overruns and the drilling of non-economic wells or dry holes;

•	Ability to raise capital to fund capital expenditures or repay or refinance debt upon maturity;

•	Ability to find, acquire, market, develop and produce new natural gas and oil properties;

•	Uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures;

•	Operating hazards attendant to the natural gas and oil business;

•	Down hole drilling and completion risks that are generally not recoverable from third parties or insurance;

•	Potential mechanical failure or under-performance of significant wells or pipeline mishaps;

•	Adverse weather conditions;

•	Availability and cost of material and equipment, such as drilling rigs and transportation pipelines;

•	The number of well locations to be drilled and the time frame in which they will be drilled;

•	Delays in anticipated start-up dates;

•	Actions or inactions of third-party operators of our properties;

•	Ability to find and retain skilled personnel;

•	Strength and financial resources of competitors;

•	Potential defects in title to our properties;

•	Federal and state regulatory developments and approvals;

•	Losses possible from pending or future litigation;

•	Environmental risks;

•	Worldwide political and economic conditions; and

•	Operational and financial risks associated with foreign exploration and production.

You should not unduly rely on the forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, as they speak only as of the date of this prospectus supplement or the accompanying prospectus or the date of the document incorporated by reference. See the information under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein for some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in forward-looking statements.

Except as required by law, we undertake no obligation to update, revise or release any revisions to any forward-looking statement to reflect events or circumstances occurring after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should carefully read the risk factors included below and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, together with all other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in our common shares. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price of our common shares could decline due to any of these risks, and you may lose all or part of your investment.

We could be delisted from the NYSE Amex, resulting in a reduced trading market for our shares.

Because of our recent financial difficulties and low trading price, we may receive a notice of delisting from the NYSE Amex (formerly known as the American Stock Exchange) within thirty days of our May 11, 2009 filing of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009. If we receive a notice citing our non-compliance with any continuing listing requirement as of March 31, 2009, we will prepare and present to the NYSE Amex a specific plan and timeframe to achieve and sustain compliance with all market listing standards, including the use of proceeds from this offering of common shares. The NYSE Amex could, however, reject our plan and begin delisting proceedings. If we are delisted, our common shares may be traded over the counter, which is likely to diminish our ability to raise capital and result in lower trading volumes.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $16.7 million, based on an assumed public offering price of $0.48 per share (the last sale price of our common shares as reported on the NYSE Amex on May 15, 2009), after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering for working capital and general corporate purposes, including for our announced 2009 capital expenditures.

As of March 31, 2009, on an as adjusted basis to give effect to this offering, the application of the expected net proceeds as described under “Use of Proceeds”, and our post-March 31, 2009 repayment of $2.85 million of subordinated unsecured notes, we had $32.7 million of cash and cash equivalents on hand and we will need to raise an additional $53.3 million in order to fund our remaining 2009 exploration and development activities, working capital needs and meet the projected $47.3 million of remaining scheduled maturities in 2009. Please see “Prospectus Supplement Summary – Recent Financial Results and Outlook Upon Completion of Offering” herein, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 and our Annual Report on Form 10-K for the year ended December 31, 2008, each of which is incorporated by reference into this prospectus supplement.

PRICE RANGE OF COMMON SHARES

Our common shares are listed and traded on the NYSE Amex under the symbol “GST” and on the Toronto Stock Exchange under the symbol “YGA.” The following table sets forth the high and low sale prices for our common shares as reported on the NYSE Amex and the Toronto Stock Exchange for the periods presented.

	NYSE Amex		Toronto Stock Exchange
	High	Low	High		Low
2007
First Quarter	2.41	1.50	CDN$	2.75	CDN$	1.81
Second Quarter	2.37	1.94	CDN$	2.69	CDN$	2.11
Third Quarter	2.25	1.40	CDN$	2.49	CDN$	1.42
Fourth Quarter	1.87	0.87	CDN$	1.63	CDN$	0.95

2008
First Quarter	1.51	0.90	CDN$	1.47	CDN$	1.10
Second Quarter	2.75	1.15	CDN$	2.98	CDN$	1.21
Third Quarter	2.72	1.16	CDN$	2.95	CDN$	1.11
Fourth Quarter	1.30	0.28	CDN$	1.34	CDN$	0.30

2009
First Quarter	0.94	0.32	CDN$	0.69	CDN$	0.40
Second Quarter(1)	0.65	0.40	CDN$	1.00	CDN$	0.38

(1)	Through May 15, 2009.

The last reported sale prices of our common shares on the NYSE Amex and the Toronto Stock Exchange on May  15, 2009 were $0.48 and CDN$0.66, respectively.

DIVIDEND POLICY

We have not historically paid dividends, cash or otherwise, and do not intend to do so in the foreseeable future. In addition, our current senior secured notes, revolving credit facility and term loan contain covenants that prohibit us from paying cash dividends as long as such debt remains outstanding. The payment of future dividends, if any, will be determined by our board of directors in light of conditions then existing, including our earnings, financial condition, capital requirements, restrictions in financing agreements, business conditions and other factors.

UNDERWRITING

Johnson Rice & Company L.L.C. is acting as the sole underwriter of this offering. Subject to the terms and conditions stated in the underwriting agreement dated May     , 2009, the underwriter has agreed to purchase from us, and we have agreed to sell to the underwriter, 36,500,000 common shares.

The underwriting agreement provides that the underwriter’s obligation to purchase our common shares is subject to approval of legal matters by counsel and the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the conditions that the representations and warranties made by us to the underwriter are true, that there has been no material adverse change to our condition or in the financial markets and that we deliver to the underwriter customary closing documents. The underwriter is obligated to purchase all of the common shares (other than those covered by the over-allotment option described below) if they purchase any of the common shares.

The underwriter proposes to offer the common shares to the public at the public offering price set forth on the cover of this prospectus supplement. The underwriter may offer the common shares to securities dealers at the price to the public less a concession not in excess of $         per common share. Security dealers may reallow a concession not in excess of $         per share to other dealers. After the common shares are released for sale to the public, the underwriter may vary the offering price and other selling terms from time to time.

We have granted to the underwriter an option, exercisable for 30 days from the date of the underwriting agreement, to purchase up to 5,475,000 additional common shares at the public offering price per share less the underwriting discount shown on the cover page of this prospectus supplement. The underwriter may exercise this option solely to cover over-allotments, if any, made in connection with this offering.

The following table summarizes the compensation to be paid to the underwriter by us:

	Per share	Total
		Without over- allotment	With over- allotment
Public offering price by us	$	$	$
Underwriting fees to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate our expenses associated with the offering, excluding underwriting discounts and commissions, will be approximately $208,000.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that may be required to be made in respect of these liabilities.

We and our executive officers and directors have agreed that, for a period of 90 days from the date of the final prospectus supplement, we and they will not, without the prior written consent of the underwriter, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common shares or any securities convertible into or exercisable or exchangeable for common shares, or file any registration statement under the Securities Act with respect to any of the foregoing or enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common shares, except for the sale to the underwriter in this offering, the issuance by us of any securities or options to purchase common shares under existing, amended or new employee benefit plans maintained by us and the filing of or amendment to any registration statement related to the foregoing, the issuance by us of securities in exchange for or upon conversion of our outstanding securities described herein or certain transfers in the case of executive officers or directors in the form of bona fide gifts, intra family transfers and transfers related to estate planning matters. Notwithstanding the foregoing, if (1) during the last 17 days of such 90-day restricted period we issue an earnings release or (2) prior to the expiration of such 90-day restricted period we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the foregoing restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release; provided, however, that this sentence will not apply if, as of the expiration of the restricted period, our common shares are “actively-traded securities” as defined in Regulation M. The underwriter has advised us that it does not have any present intent to release the lock-up agreements prior to the expiration of the applicable restricted period.

The underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriter under its over-allotment option. The underwriter may close out a covered short sale by exercising its over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriter must close out any naked short sale by purchasing shares in the open market. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of common shares in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common shares originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the common shares who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the common shares until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common shares to be higher than it would otherwise be in the absence of these transactions. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

From time to time, Johnson Rice & Company L.L.C. and its affiliates have, directly or indirectly, provided investment banking or financial advisory services to us for which they have received customary fees and commissions. They may provide these services to us from time to time in the future.

LEGAL MATTERS

The validity of the common shares offered by this prospectus supplement will be passed upon for us by Burnett, Duckworth & Palmer LLP, Calgary, Alberta. Certain other legal matters will be passed upon for us by Vinson & Elkins L.L.P. Houston, Texas. Certain legal matters will be passed upon for the underwriter by Porter & Hedges, L.L.P., Houston, Texas, and Bennett Jones LLP, Calgary, Alberta.

EXPERTS

The consolidated financial statements incorporated herein by reference in this prospectus supplement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Certain information incorporated by reference into this prospectus supplement regarding our estimated quantities of natural gas and oil reserves was prepared by us. Our estimated proved reserve estimates as of December 31, 2008, 2007 and 2006 incorporated by reference into this prospectus supplement were prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers.

WHERE YOU CAN FIND MORE INFORMATION

We are “incorporating by reference” into this prospectus supplement information we file with the SEC. This procedure means that we can disclose important information to you by referring you to documents filed with the SEC. The information we incorporate by reference is part of this prospectus supplement and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished and not filed pursuant to Item 2.02, Item 7.01 or certain exhibits furnished pursuant to Item 9.01 of any current report on Form 8-K with the SEC) until the offering under this prospectus supplement is completed:

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the SEC on May 11, 2009 (File No. 001-32714);

•

Our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 16, 2009 (File No. 001-32714), including information incorporated by reference from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2009 (File No. 001-32714);

•

Our Current Report on Form 8-K filed with the SEC on February 20, 2009 (excluding any information furnished and not filed pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K with the SEC) (File No. 001-32714); and

•	Our Registration Statement on Form 8-A filed with the SEC on December 23, 2005 (File No. 001-32714).

You may request a copy of these filings at no cost by making written or telephone requests for copies to:

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

Attention: Michael A. Gerlich

Telephone: (713) 739-1800

Additionally, you may read and copy any documents that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding us. The SEC’s website address is http://www.sec.gov. You can also obtain copies of the materials we file with the SEC from our website at http://www.gastar.com. The information on our website or any other website is not part of this prospectus supplement.

PROSPECTUS

$250,000,000

Common Shares

Debt Securities

Through this prospectus, we may periodically offer our common shares and debt securities. The aggregate offering price of the common shares and debt securities may not exceed $250,000,000. The prices and other terms of the common shares and debt securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus. Our debt securities that we issue under this prospectus may be guaranteed by one or more of our subsidiaries, which we refer to as “Subsidiary Guarantors”.

Our common shares trade on the American Stock Exchange under the symbol “GST” and on the Toronto Stock Exchange under the symbol “YGA”.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

Investing in our securities involves risks. Please read “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 27, 2007.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where an offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Information contained on our website or about us on any other website does not constitute part of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf registration process, we may sell the common shares and debt securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the common shares and debt securities that we may offer. Each time we sell these securities with this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering including, among other things, the specific amounts, prices, and terms of the offered securities. The prospectus supplement may also add to, update or change information in this prospectus. You should read carefully this prospectus, any prospectus supplement, and the additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or the securities offered by this prospectus, you should refer to that registration statement, which you can obtain from the SEC as described below under the heading “Where You Can Find More Information”.

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PROSPECTUS SUMMARY

This section summarizes material information included in or incorporated by reference in this prospectus and is qualified in its entirety by the more detailed information included elsewhere in this prospectus. This summary may not contain all the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus, including the risk factors and the more detailed information that appear later. Financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

Unless otherwise indicated, references in this prospectus to “Gastar,” “we,” “us,” “our,” and the “Company” refer to Gastar Exploration Ltd. and our subsidiaries.

Our Company

We are an independent energy company engaged in the exploration, development and production of natural gas and oil in the United States and Australia. Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties. Our emphasis is on prospective deep structures identified through seismic and other analytical techniques as well as unconventional natural gas reserves, such as coal bed methane, or CBM. We currently are pursuing additional unconventional natural gas exploration in the deep Bossier play in the Hilltop area in East Texas. Our primary CBM properties are in the Powder River Basin in Wyoming and in the Gunnedah and Gippsland Basins of Australia.

Corporation Information

We are a Canadian corporation that is subsisting under the Business Corporations Act (Alberta). Our principal office is located at 1331 Lamar Street, Suite 1080, Houston, Texas 77010, and our telephone number is (713) 739-1800. Our website address is http://www.gastar.com. Information on our website or about us on any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Our common shares are listed on the American Stock Exchange under the symbol “GST” and the Toronto Stock Exchange under the symbol “YGA”.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider the risk factors below and those risk factors included in our most recent Annual Report on Form 10-K, which is incorporated herein by reference and those risk factors that may be included in the applicable prospectus supplement together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.

If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that case, we may be unable to pay interest on, or the principal of, any debt securities. In that event, the trading price of our securities could decline and you could lose all or part of your investment.

Risk Factors Related to Our Common Shares

Our common share price has been and is likely to continue to be highly volatile.

The trading price of our common shares is subject to wide fluctuations in response to a variety of factors, including quarterly variations in operating results, announcements of drilling and rig activity, economic conditions in the natural gas and oil industry, general economic conditions or other events or factors that our beyond our control. Information about the market price of our common shares since trading commenced on the American Stock Exchange on January 5, 2006 is set forth in Item 5 “Market for Registrant’s Common Equity and Related Shareholder Matters and Issuer Purchases of Equity Securities—Market Information” in our Form 10-K for the fiscal year ended December 31, 2006 filed on March 27, 2007.

In addition, the stock market in general and the market for natural gas and oil exploration companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating results or asset values of those companies. These broad market and industry factors may seriously impact the market price and trading volume of our common shares regardless of our actual operating performance. In the past, following periods of volatility in the overall market and in the market price of a company’s securities, securities class action litigation has been instituted against these companies. If this type of litigation were instituted against us following a period of volatility in our common shares trading price, it could result in substantial costs and a diversion of our management’s attention and resources, which could have a materially adverse impact on our operations.

Future issuances of our common shares may adversely affect the price of our common shares.

The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

Our ability to issue an unlimited number of our common shares under our articles of incorporation may result in dilution or make it more difficult to effect a change in control of the Company, which could adversely affect the price of our common shares.

Unlike most corporations formed in the United States, our Amended and Restated Articles of Incorporation chartered under the laws of the Province of Alberta, Canada permit the Board of Directors to issue an unlimited number of new common shares without shareholder approval, subject only to the rules of the American Stock Exchange and the Toronto Stock Exchange or any future exchange on which our common shares trade. The issuance of a large number of common shares could be effected by our directors to thwart a takeover attempt or offer for us by a third party, even if doing so would benefit our shareholders, which could result in the common shares being valued less in the market. The issuance, or the threat of issuance, of a large number of common shares, at prices that are dilutive to the outstanding common shares could also result in the common shares being valued less in the market.

Issuance of the common shares upon exercise of warrants and conversion of convertible debentures, together with the potential additional issuances of common shares to purchasers of our senior secured notes for no additional consideration, will dilute the ownership interest of existing shareholders and could adversely affect the market price of our common shares.

As of December 31, 2006, we had 2,732,521 common shares issuable upon exercise of warrants and 6,849,315 common shares to be issued upon conversion of our convertible debentures. Additionally, we have the right until June 2007 to issue an additional $10.0 million of senior secured notes, which would require the issuance of additional subscription receipts. These issuances would dilute the ownership interest of existing shareholders. Any sales in the public market of the common shares issuable upon such exercise of warrants, conversion, or issuance of additional common shares could adversely affect prevailing market prices of our common shares. In addition, the existence of these warrants and convertible debentures may encourage short selling by market participants.

Risks Related to Debt Securities

If an active trading market does not develop for a series of debt securities sold pursuant to this prospectus, you may be unable to sell any such debt securities or to sell any such debt securities at a price that you deem sufficient.

Unless otherwise specified in an accompanying prospectus supplement, any debt securities sold pursuant to this prospectus will be new securities for which there currently is no established trading market. We may elect not to list any debt securities sold pursuant to this prospectus on a national securities exchange. While the underwriters of a particular offering of debt securities may advise us that they intend to make a market in those debt securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	that a market for any series of debt securities will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any debt securities you may own or the price at which you may be able to sell your debt securities.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than our ownership interests in our subsidiaries. As a result, our ability to make required payments on our debt securities depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, applicable state laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at the maturity of our debt securities or to repurchase our debt securities upon an occurrence of a change in control, we may be required to adopt one or more alternatives, such as a refinancing of our debt securities. We cannot assure you that we would be able to refinance our debt securities.

Holders of debt securities sold pursuant to this prospectus will be effectively subordinated to all of our secured indebtedness and to all liabilities of any subsidiaries.

Holders of our secured indebtedness, including the indebtedness under our credit facility, have claims with respect to our assets constituting collateral for their indebtedness that are prior to the claims of any debt securities sold pursuant to this prospectus. In the event of a default on such debt securities or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on debt securities sold pursuant to this prospectus. Accordingly, the secured indebtedness would effectively be senior to such series of debt securities to the extent of the value of the collateral securing the indebtedness. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the debt securities issued pursuant to this prospectus and the holders of other claims against us with respect to our other assets.

In addition, our subsidiaries will be permitted to incur additional indebtedness under the indenture governing the debt securities sold pursuant to this prospectus. As a result, holders of such debt securities may be effectively subordinated to claims of third party creditors, including holders of indebtedness of our subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental taxing authorities and holders of indebtedness or guarantees issued by our subsidiaries, will generally have priority as to the assets of our subsidiaries over our claims and equity interests. As a result, holders of our indebtedness, including the holders of the debt securities sold pursuant to this prospectus, will be effectively subordinated to all those claims.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations or forecasts of future events. These statements can be identified by the use of forward-looking words, including “may”, “expect”, “anticipate”, “plan”, “project”, “believe”, “estimate”, “intend”, “will”, “should” or other similar words. Forward-looking statements may include statements that relate to, among other things:

•	Our financial position;

•	Business strategy and budgets;

•	Anticipated capital expenditures;

•	Drilling of wells;

•	Natural gas and oil reserves;

•	Timing and amount of future production of natural gas and oil;

•	Operating costs and other expenses;

•	Cash flow and anticipated liquidity;

•	Prospect development; and

•	Property acquisitions and sales.

Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will occur. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from actual future results expressed or implied by the forward-looking statements. These factors include among others:

•	Low and/or declining prices for natural gas and oil;

•	Natural gas and oil price volatility;

•	The risks associated with exploration, including cost overruns and the drilling of non-economic wells or dry holes;

•	Ability to raise capital to fund capital expenditures;

•	The ability to find, acquire, market, develop and produce new natural gas and oil properties;

•	Uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures;

•	Operating hazards attendant to the natural gas and oil business;

•	Down hole drilling and completion risks that are generally not recoverable from third parties or insurance;

•	Potential mechanical failure or under-performance of significant wells or pipeline mishaps;

•	Weather conditions;

•	Availability and cost of material and equipment;

•	Delays in anticipated start-up dates;

•	Actions or inactions of third-party operators of our properties;

•	Ability to find and retain skilled personnel;

•	Strength and financial resources of competitors;

•	Federal and state regulatory developments and approvals;

•	Environmental risks;

•	Worldwide political and economic conditions; and

•	Operational and financial risks associated with foreign exploration and production.

You should not unduly rely on these forward-looking statements in this prospectus, as they speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events. See the information under the heading “Risk Factors” and in the documents that we included in or incorporate by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our subsequent SEC filings, for some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in forward-looking statements.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods presented:

	For the years ended December 31,
	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	(4.4)	(0.7)	(2.9)	(0.9)	(1.2)
Dollar amount (in thousands) of earnings (loss) to fixed charges	(69,204)	(10,418)	(9,526)	(2,254)	(2,552)

For purposes of calculating the ratios of earnings to fixed charges:

•	“earnings” consist of pre-tax income (loss) from continuing operations plus fixed charges, net of capitalized interest and capitalized amortization of deferred financing costs; and

•

“fixed charges” represent interest incurred, whether expensed or capitalized, amortization of discounts and capitalized expenses related to indebtedness deferred financing cost, whether expensed or capitalized, and an estimate of interest within rental expense.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we expect to use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, which may include, among other things:

•	capital expenditures;

•	the repayment of indebtedness;

•	working capital; and

•	to make strategic acquisitions.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our Amended and Restated Articles of Incorporation and bylaws.

Common Shares

We have an unlimited number of common shares authorized under our articles of incorporation. We have no other authorized classes of capital stock.

As of December 31, 2006, we had 194,965,436 outstanding common shares and had reserved 20,054,586 common shares to be issued pursuant to the conversion of convertible debt (6,849,315 common shares), the exercise of outstanding stock options under the 2002 Stock Option Plan (10,472,750 common shares) and the exercise of warrants (2,732,521 common shares). Additionally, as of December 31, 2006, 5,510,300 stock options were available for future grants under the 2002 Stock Option Plan and 5,000,000 stock options were available for future grants under the 2006 Long-Term Stock Incentive Plan.

We may also be required to issue additional common shares to Geostar Corporation, or Geostar, in the future based on the results of certain East Texas drilling.

Common Share Purchase Warrants

As of December 31, 2006, we had warrants outstanding to acquire 2,732,521 common shares of our common stock as follows:

Outstanding in Connection with:	Number of Warrants	Exercise Price	Date Granted	Expiration Date
$3.25 million private placement of 10% unsecured subordinated notes	232,521	$2.76 - 3.03	04/20/04 - 07/12/04	04/20/09 - 07/12/09
$15.0 million private placement of 15% senior notes dated July 24, 2004	510,525	$3.23	10/13/04	10/13/07
$10.0 million private placement of 15% senior notes dated October 7, 2004	1,989,475	$3.63	10/13/04	10/13/07

Subscription Receipts

In connection with the issuance of $73.0 million of our senior secured notes in June and September 2005, we issued a total of 6,697,125 common shares to holders of subscription receipts for no additional consideration.

We have the right under certain circumstances to require purchasers of our senior secured notes to purchase up to an additional $10.0 million principal amount of our senior secured notes on certain dates on or prior to June 16, 2007. See “Description of Our Indebtedness—Senior Secured Notes”. If additional notes are issued, the purchasers will also be entitled to receive, for no additional consideration and on similar terms as those previously issued to the purchasers, on the issuance date of the additional senior secured notes and on each of the six, twelve and eighteen-month anniversary dates of the additional notes issuance dates, additional common shares and subscription receipts for common shares in an aggregate number equal to one-fourteenth of the principal amount of the additional notes being issued (expressed in Canadian dollars assuming for this purpose only a one for one conversion ratio with the U.S. dollar principal amount) divided by the five-day weighted average trading price of common shares immediately prior to such date on the principal market or exchange where such common shares trade.

Voting Rights

Holders of our common shares are entitled to vote at all meetings of our shareholders, with each share having one vote.

Our Board of Directors must call an annual meeting of shareholders to be held not later than 15 months after the last preceding annual meeting of shareholders and may, at any time, call a special meeting of shareholders. For purposes of determining the shareholders who are entitled to receive notice of a meeting of shareholders, the Board of Directors may, in accordance with the Business Corporations Act (Alberta) and National Instrument 54-101, fix in advance a date as the record date for that determination of shareholders, but that record date may not be more than 50 days or less than 35 days before the date on which the meeting is to be held.

The guidelines of National Instrument 54-101 and the provisions of the Business Corporations Act (Alberta) provide that notice of the time and place of a meeting of shareholders must be sent to each shareholder entitled to vote at the meeting, each director and to our auditors, not more than 50 days and not less than 21 days prior to the meeting. Our bylaws provide that a quorum of shareholders is present at a meeting if at least 5% of the common shares entitled to vote at a meeting are present in person or by proxy. A shareholder may participate in a meeting by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other.

In the case of joint shareholders, one of the holders present at a meeting may, in the absence of the other holder(s) of the common shares, vote the common shares. If two or more joint shareholders are present in person or by proxy, then they are to vote as one on the common shares held jointly by them. If there is a disagreement between joint shareholders, they are considered to have abstained from voting.

Amendments to Amended and Restated Articles of Incorporation and Bylaws

An amendment to our Amended and Restated Articles of Incorporation requires the approval of not less than two-thirds of the votes cast by the holders of our common shares at a meeting of the shareholders.

An amendment to our bylaws requires the approval of not less than 51% of the votes cast by the holders of our common shares at a meeting of the shareholders.

Dividends

Our shareholders are entitled to receive such dividends and other distributions on our common shares as the Board of Directors declares from time to time. Pursuant to the provisions of the Business Corporations Act (Alberta), we may not declare or pay a dividend if there are reasonable grounds for believing that (1) we are, or would after the payment be, unable to pay our liabilities as they become due or (2) the realizable value of our assets would thereby be less than the aggregate of our liabilities and stated capital of all classes. We may pay a dividend by issuing fully paid common shares, or in money or property. If common shares of a subsidiary or affiliate of Gastar are issued in payment of a dividend, the declared amount of the dividend stated as an amount of money will be added to the stated capital account maintained or to be maintained for common shares of the class or series issued in payment of the dividend. We do not expect to pay any dividends to our shareholders for the foreseeable future, but intend to retain any future earnings for our operational and other cash needs. Further, our current senior secured notes prohibit us from paying cash dividends for so long as the notes remain outstanding.

No Preemption Rights; Limited Restrictions on Directors’ Authority to Issue Common Shares

Existing shareholders have no rights of preemption or first refusal under our Amended and Restated Articles of Incorporation or under the laws of Alberta with respect to future issuances of our common shares. Subject to the policies of the American Stock Exchange and the Toronto Stock Exchange, our board of directors has the authority to issue additional common shares. The policies of the Toronto Stock Exchange stipulate that the issuance price must not be lower than the market price, less the maximum prescribed discount (which varies based on the market price), and that an exercise or conversion price of convertible securities must not be lower than the market price on the date of the issuance of the security.

Board of Directors; Election and Removal of Directors

Holders of our common shares at each annual general meeting of shareholders are required to elect directors to hold office for a term expiring not later than the close of the next annual general meeting of shareholders unless a director resigns, dies or is required to resign pursuant to a regulatory ruling (for example, if a director has violated disclosure or insider reporting provisions of the applicable securities laws and has received regulatory penalties for such violations which include prohibiting the director from serving on the board). The board of directors may fill vacancies and, as provided by our Amended and Restated Articles of Incorporation, may also appoint additional directors between annual general meetings of shareholders, but the number of additional directors so appointed may not exceed the number that is one-third of the number of directors appointed at the last annual general meeting of shareholders.

At least half of our directors must be resident Canadians, unless we earn less than 5% of our consolidated gross revenues (as shown in our consolidated financial statements as at the end of our most recently completed financial period) in Canada, in which case at least one-third of our directors must be resident Canadians. For the fiscal year ended December 31, 2006, we derived less than 5% of our consolidated gross revenues from sources in Canada; consequently, only one-third of our directors are required to be resident Canadians. Currently, our board of directors is comprised of two resident Canadians and three residents of the United States.

Any director may convene a meeting of directors. A minimum of 48 hours notice must be given before a meeting of directors. A majority of the directors constitutes a quorum at a meeting of directors. Every resolution submitted to a meeting of directors is decided by a vote of a majority of the directors participating in the meeting and the declaration of the chairman of the meeting on the result of the vote is final. In the case of a tie vote, the chairman does not have a tie-breaking vote.

Conflicts of Interest

A director who is a party to a material contract or proposed material contract with us, or who has a material interest in any person who is a party to a material contract or proposed material contract with us, is required to disclose in writing to us or request to have entered in the minutes of meetings of the directors the nature and extent of his interest.

A director who has a material interest in a material contract or proposed material contract with us cannot vote on any resolution to approve the contract unless the contract is:

•	An arrangement by way of security for money lent to or obligations undertaken by him, or by a body corporate in which he has an interest, for the benefit of Gastar or an affiliate;

•	A contract relating primarily to his remuneration as a director, officer, employee or agent of Gastar or an affiliate;

•	A contract for indemnity or insurance; or

•	A contract with an affiliate.

Subject to a solvency test imposed by the Business Corporations Act (Alberta), to the U.S. securities laws described below and to the Securities Purchase Agreement related to our senior secured notes, we may give financial assistance by means of a loan, guarantee or otherwise to:

•	Any person on account of expenditures incurred or to be incurred on behalf of Gastar;

•	To employees of Gastar or any of its affiliates to enable or assist them to purchase accommodation for their occupation; and

•	In accordance with a share purchase or option plan.

The fact that a person is a director does not prevent us from providing him with such financial assistance if the director would otherwise qualify for it.

Under the U.S. securities laws, we are prohibited from directly or indirectly extending or maintaining credit, arranging for the extension of credit or renewing an extension of credit, in the form of a personal loan to or for any of our directors or executive officers, except in certain circumstances. This prohibition does not apply to extensions of credit maintained by us on July 30, 2002, but applies to any renewal or material modification of such existing credit.

Anti-takeover Laws

In Canada, takeovers are governed by provincial securities laws and the rules of applicable stock exchanges. While the rules may vary among the provinces, a party who acquires 10% of the voting or equity securities of any class of a company will generally be deemed to be an insider of that company and will, among other things, be required to file both a news release and a prescribed form with applicable provincial regulatory authorities. The purchaser (including any party acting jointly or in concert with the purchaser) will be prohibited from purchasing any additional securities of the class of the target company previously acquired for a period commencing on the occurrence of an event triggering the filing requirement and ending on the expiry of one business day following the filing. This filing process, and the associated prohibition on further acquisition, will also apply in respect of every additional 2% or more of the target company’s securities of the same class that are subsequently acquired, provided that the prohibition on further acquisition does not apply to a purchaser that owns 20% or more of the outstanding securities of that class.

An offer to acquire outstanding voting or equity securities of a class, where the securities subject to the offer, together with the offeror’s securities, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer, will trigger the take-over bid provisions of applicable provincial securities legislation (and, if applicable, the rules of applicable stock exchange(s)). Unless the bid is otherwise exempt, a take-over bid will require the bidder to prepare and mail to each shareholder a circular outlining the details of the bid and instructions regarding the tendering of the target common shares. While a target company will generally provide a shareholder list to a bidder, there may be circumstances in which the bidder will need to go to court to obtain one, resulting in a delay in the process. Each shareholder must be offered the same consideration for its common shares and the offer must be left open for at least 35 days. Depending on the circumstances and the parties involved, valuations of the target company and its operations may be required in support of the bid.

In addition to the foregoing, certain other Canadian legislation may limit a Canadian or non-Canadian entity’s ability to acquire control over or a significant interest in us, including the Competition Act (Canada) and the Investment Canada Act (Canada). Issuers may also approve and adopt shareholder rights plans or other defensive tactics designed to be triggered upon the commencement of an unsolicited bid and make the company a less desirable take-over target.

Limitation of Liability and Indemnification

The Business Corporations Act (Alberta) and our bylaws provide that we will indemnify each of our directors and officers and any person who acts or acted at our request as a director or officer of a corporate body of which we are or were a shareholder or creditor, and the heirs and legal representatives of each of them, against all costs, charges and expenses reasonably incurred by such director, officer or person, and their respective heirs or legal representatives, in respect of any action or proceeding to which any of them is made a party by reason of such director, officer or person being or having served in that position, if: (1) the director, officer or person acted honestly and in good faith with a view to the best interests of us; and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director, officer or person had reasonable grounds for believing that his conduct was lawful. As used above, “costs, charges and expenses” includes but is not limited to the fees, charges and disbursements of legal counsel on an as-between-a solicitor-and-the-solicitor’s-own-client basis and an amount paid to settle an action or satisfy a judgment. These indemnities will continue in effect after the director or officer resigns his position or his position is terminated for any reason.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the indemnification arrangements described above, the SEC is of the opinion that this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

On December 13, 2006, our Board of Directors approved indemnity agreements, and we entered into such indemnity agreements on December 13, 2006 with our directors and certain executive officers.

Further, on December 13, 2006, our Board of Directors approved changes to our bylaws. Such changes were to clarify the indemnification rights of the directors and officers within Article VIII of the bylaws as set forth in summary below:

•	Mandatory advancement of expenses to directors/officers with respect to indemnification for proceedings;

•	Mandatory indemnification to directors/officers, subject to court approval, for actions brought by or in the name of the Company;

•	Indemnification for expenses incurred in respect of threatened litigation; and

•	Entitlement to payment of attorneys fees that directors/officers incur in litigating with the Company and their right to receive indemnity payments from us whether successful or not.

The foregoing rights/entitlements are subject to the director/officer meeting the following standard of conduct:

(a)	The director/officer acting honestly and in good faith with a view to the best interests of the Company; and

(b)	In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director/officer having reasonable grounds for believing that the director’s/officer’s conduct was lawful.

All bylaw changes approved by our Board of Directors are permissible and are provided for pursuant to the Business Corporations Act (Alberta) and are subject to shareholder approval at the next annual meeting of shareholders to be held in June 2007.

Voluntary Liquidation and Dissolution

If we are depleted of resources and unable to meet our liabilities and ongoing continuous disclosure obligations under the Business Corporations Act (Alberta), our directors may propose, or a shareholder who is entitled to vote at an annual general meeting of shareholders may make a proposal for, the voluntary liquidation and dissolution of Gastar.

A company may liquidate and dissolve upon receiving the approval of the shareholders by special resolution at a meeting duly called and held. Approval of a special resolution requires the affirmative vote of not less than two-thirds of the votes cast by the shareholders present at the meeting or by proxy.

Upon shareholder approval of dissolution by special resolution, the company would discharge all of its liabilities and thereafter distribute all of the assets remaining, if any, pro rata to all of the shareholders of the company. Articles of Dissolution would then be sent to the Registrar appointed under the Business Corporations Act (Alberta) and the Registrar would issue a Certificate of Dissolution. The company would cease to exist on the date shown in the Certificate of Dissolution.

Listing

Our common shares are listed on the American Stock Exchange under the symbol “GST” and on the Toronto Stock Exchange under the symbol “YGA”.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is CIBC Mellon Trust Company, at its principal office in Toronto, Ontario at 320 Bay Street, Box 1, Toronto, Ontario, M5H 4A6.

Tax Issues

For a discussion of the material Canadian and U.S. federal income tax considerations, including withholding provisions and applicable treaties, associated with the ownership of our common shares by U.S. residents, please see “Material Income Tax Consequences”.

Other Canadian Laws Affecting U.S. Shareholders

There are no governmental laws, decrees or regulations in Canada relating to restrictions on the export or import of capital, or affecting the remittance of interest, dividends or other payments by us to non-residents of Canada. Dividends paid to U.S. tax residents, however, are subject to a 15% withholding tax (or a 5% withholding tax for dividends if the shareholder is a corporation owning at least 10% of the outstanding voting common shares of the corporation) pursuant to Article X of the reciprocal tax treaty between Canada and the United States. Please see “Material Income Tax Consequences”.

There are no limitations specific to the rights of non-residents of Canada to hold or vote our common shares under the laws of Canada or the Province of Alberta, or in our Amended and Restated Articles of Incorporation or bylaws, other than those imposed by the Investment Canada Act (Canada) as discussed below.

Non-Canadian investors who acquire a controlling interest in us may be subject to the Investment Canada Act (Canada), which governs the basis on which non-Canadians may invest in Canadian businesses. Under the Investment Canada Act (Canada), the acquisition of a majority of the voting interests of an entity (or of a majority of the undivided ownership interests in the voting common shares of an entity that is a corporation) is deemed to be an acquisition of control of that entity. The acquisition of less than a majority but one-third or more of the voting common shares of a corporation (or of an equivalent undivided ownership interest in the voting common shares of the corporation) is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of the voting common shares. The acquisition of less than one-third of the voting common shares of a corporation (or of an equivalent undivided ownership interest in the voting common shares of the corporation) is deemed not to be acquisition of control of that corporation.

Registration Rights

We have agreed to register the resale of our common shares issued or issuable to certain of our security holders under the Securities Act of 1933. In some cases, we are also required to qualify such resales under applicable state securities laws. In the event of our election to issue additional senior secured notes, we have agreed to file a registration statement within 30 days, and to use our best efforts to cause such a registration statement to become effective within 120 days, of such issuance related to the resale of any common shares issuable in connection with the additional notes.

We will be required to pay penalties to holders of our senior secured notes who received common shares pursuant to subscription receipts, and their permitted transferees, in the event the registration statement and related prospectus filed for the resale of such shares ceases to be effective following its effectiveness and the expiration of certain grace periods. Similar penalties will apply for additional registration statements that may be required to register any of the additional common shares issued or issuable to such holders. These penalties include a cash interest penalty based on the market trading value of the common shares at the time of issuance to the note holders of 1.0% per month for each month that we are not in compliance with the registration requirements. In the event that registration statements covering any common shares issued or issuable to such note holders required to be filed by us is not declared effective on or before the applicable deadline for effectiveness, then, in addition to the applicable cash payments described above, we will be required to pay such note holders a per share amount in cash equal to the difference, if positive, by subtracting the five-day weighted average trading price of common shares on the principal market or exchange where such common shares trade for the period immediately preceding the date on which the registration statement is declared effective by the Securities and Exchange Commission, from the applicable five-day weighted average trading price for the period immediately preceding the five-day weighted average trading price of common for the period immediately preceding the applicable deadline for effectiveness.

We have also granted demand registration rights to Chesapeake Energy Corporation, or Chesapeake, with respect to the common shares that they beneficially own. In addition, Chesapeake has the right to require us to register the resale of their common shares, subject to limitations imposed by potential underwriters, in the event we determine to file a registration statement under the Securities Act of 1933, as amended, other than the registration statement of which this prospectus is a part. Geostar has also been granted registration rights similar to those granted to the holders of the senior secured notes, other than the penalty provisions.

DESCRIPTION OF OUR DEBT SECURITIES

We will issue our debt securities under an indenture among us, as issuer, the Trustee and any Subsidiary Guarantors. The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. We, the Trustee and any Subsidiary Guarantors may enter into supplements to the Indenture from time to time. If we decide to issue subordinated debt securities, we will issue them under a separate Indenture containing subordination provisions. The identity of the Trustee, and any Subsidiary Guarantors, will be set forth in a prospectus supplement that we will issue related to this prospectus that will describe the specific terms of any series of debt securities that we may issue that are covered by this prospectus.

This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the forms of senior indenture and subordinated indenture filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an “Indenture” refer to the particular Indenture under which we issue a series of debt securities. All references in this description to “we,” “our,” “us” or the like are to Gastar Exploration Ltd. and not to any of its subsidiaries.

General

The Debt Securities

Any series of debt securities that we issue:

•	will be our general obligations;

•	will be general obligations of any Subsidiary Guarantors that guarantee that series, if any; and

•	may be subordinated to our senior indebtedness, with any guarantees also being subordinated to any senior indebtedness.

The Indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either an indenture supplement or a resolution of our board of directors and accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the date or dates on which the debt securities may be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	whether the debt securities are entitled to the benefits of any guarantees by any Subsidiary Guarantors;

•	whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

•	any changes to or additional Events of Default or covenants;

•	the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

•	any other terms of the debt securities.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•

debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

At our option, we may make interest payments by check mailed to the registered holders of any debt securities not in global form or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

The Subsidiary Guarantees

Our payment obligations under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by one or more Subsidiary Guarantors. If a series of debt securities is so guaranteed, the Subsidiary Guarantors will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will identify any Subsidiary Guarantors and will describe the terms of any guarantee by any Subsidiary Guarantors.

The obligations of each Subsidiary Guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

•	all other contingent and fixed liabilities of the Subsidiary Guarantor; and

•	any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.

The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If no default has occurred and is continuing under the Indenture, and to the extent not otherwise prohibited by the Indenture, a Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

•	automatically upon any sale, exchange or transfer, to any person that is not our affiliate, of all of our direct or indirect equity interests in the Subsidiary Guarantor;

•	automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

•

upon our delivery of a written notice to the Trustee of the release of all guarantees by the Subsidiary Guarantor of any debt of ours for borrowed money (or a guarantee of such debt), except for any series of debt securities, other than a release resulting from a payment of such guarantees.

If a series of debt securities is guaranteed by any Subsidiary Guarantors and is designated as subordinate to our senior indebtedness, then the guarantees by the Subsidiary Guarantors will be subordinated to the senior indebtedness of the Subsidiary Guarantors to substantially the same extent as the series is subordinated to our senior indebtedness. See “—Subordination.”

Covenants

Reports

The Indenture contains the following covenant for the benefit of the holders of all series of debt securities:

So long as any debt securities are outstanding, we will:

•

for as long as we are required to file information with the SEC pursuant to the Securities Exchange Act of 1934, or the Exchange Act, file with the Trustee, within 30 days after we file with the SEC, copies of the annual reports and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act; and

•

if we are not required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 30 days after we would have been required to file with the SEC, financial statements and a Management’s Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act.

Other Covenants

A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

Events of Default

Each of the following events will be an “Event of Default” under the Indenture with respect to a series of debt securities:

•	default in any payment of interest on any debt securities of that series when due that continues for 30 days;

•	default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment on any debt securities of that series when due;

•

failure by us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, by a Subsidiary Guarantor, to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series;

•	certain events of bankruptcy, insolvency or reorganization of us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, of the Subsidiary Guarantors; or

•	if the series of debt securities is guaranteed by the Subsidiary Guarantors:

•	any of the guarantees by the Subsidiary Guarantors ceases to be in full force and effect, except as otherwise provided in the Indenture;

•	any of the guarantees by the Subsidiary Guarantors is declared null and void in a judicial proceeding; or

•	any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee.

Exercise of Remedies

If an Event of Default, other than an Event of Default with respect to us described in the fifth bullet point above, occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if the series of debt securities is guaranteed by any Subsidiary Guarantors, the Subsidiary Guarantors, of the default and such default is not cured (or waived) within 60 days after receipt of notice.

If an Event of Default with respect to us described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:

•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•

all existing Events of Default with respect to that series have been cured or waived, other than the nonpayment of principal, premium, if any, or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium, if any, or interest when due, unless:

•	such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

•	such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

•	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•

the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the Indenture;

•	the Trustee determines is unduly prejudicial to the rights of any other holder; or

•	would involve the Trustee in personal liability.

Notice of Event of Default

Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we and any Subsidiary Guarantors are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we and any Subsidiary Guarantors have complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year.

If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or 30 days after the Trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium, if any, or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

We may amend the Indenture without the consent of any holder of debt securities to:

•	cure any ambiguity, omission, defect or inconsistency;

•	convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

•	provide for the assumption by a successor of our obligations under the Indenture;

•	add Subsidiary Guarantors with respect to any series of the debt securities;

•	change or eliminate any restriction on the payment of principal of, or premium, if any, on any series of subordinated debt securities;

•	secure any series of the debt securities or any related guarantee;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon us or any Subsidiary Guarantor;

•	make any change that does not adversely affect the rights under the Indenture of any holder;

•	add or appoint a successor or separate Trustee;

•	comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

•	establish the form or terms of any new series of debt securities.

In addition, we may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected under the Indenture consent to it. We may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt securities;

•	reduce the principal of or extend the stated maturity of any debt securities;

•	reduce any premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	make any debt securities payable in other than U.S. dollars;

•	impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	release any security that has been granted in respect of the debt securities, other than in accordance with the Indenture;

•	make any change in the amendment provisions which require each holder’s consent;

•	make any change in the waiver provisions; or

•	release a Subsidiary Guarantor other than as provided in the Indenture or modify such Subsidiary Guarantor’s guarantee in any manner adverse to the holders.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture requiring the consent of the holders of any series of debt securities becomes effective, we are required to mail to all holders a notice briefly describing the amendment with respect to other holders. The failure to give, or any defect in, such notice to any holder, however, will not impair or affect the validity of the amendment with respect to other holders.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:

•	compliance by us or a Subsidiary Guarantor with certain restrictive provisions of the Indenture; and

•	any past default under the Indenture, subject to certain rights of the Trustee under the Indenture;

except that such majority of holders may not waive a default:

•	in the payment of principal, premium, if any, or interest; or

•	in respect of a provision that under the Indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

Defeasance

At any time, we may terminate, with respect to debt securities of a particular series, all our obligations under such series of debt securities and the Indenture, which we call a “legal defeasance.” If we decide to make a legal defeasance, however, we may not terminate certain of our obligations, including those:

•	relating to the defeasance trust;

•	to register the transfer or exchange of the debt securities of that series;

•	to replace mutilated, destroyed, lost or stolen debt securities of that series; or

•	to maintain a registrar and paying agent in respect of the debt securities of that series.

If we exercise either our legal defeasance option or our covenant defeasance option, any subsidiary guarantee will terminate with respect to that series of debt securities.

At any time we may also effect a “covenant defeasance,” which means we have elected to terminate our obligations under:

•	covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement;

•	the bankruptcy provisions with respect to the Subsidiary Guarantors, if any; and

•	the guarantee provision described under “Events of Default” above with respect to that series of debt securities.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to a Subsidiary Guarantor, if any) or sixth bullet points under “—Events of Default” above or an Event of Default that is added specifically for such series and described in a prospectus supplement.

In order to exercise either defeasance option, we must:

•

irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or final maturity, as the case may be;

•	comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

•

deliver to the Trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Subordination

Debt securities of a series may be subordinated to our “Senior Indebtedness,” which we define generally to include any obligation created or assumed by us (or, if the series is guaranteed, the Subsidiary Guarantors) for the repayment of borrowed money and any guarantee therefor, whether outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such obligation, it is provided that such obligation is subordinate or not superior in right of payment to the debt securities (or, if the series is guaranteed, the guarantee of the Subsidiary Guarantors), or to other obligations which are pari passu with or subordinated to the debt securities (or, if the series is guaranteed, the guarantee of the Subsidiary Guarantors). Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and that of any Subsidiary Guarantor that is designated as “Senior Indebtedness” with respect to the series.

The holders of Senior Indebtedness of ours or, if applicable, of a Subsidiary Guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium, if any, or interest with respect to the subordinated debt securities upon any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors’ assets, to creditors:

•	upon a liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors; or

•	in a bankruptcy, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the Subsidiary Guarantors.

Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of subordinated debt securities may receive capital stock in us and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

If we do not pay any principal, premium, if any, or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

•	make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

•	make any deposit for the purpose of defeasance of the subordinated debt securities; or

•

repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation, unless, and until,

•	the default has been cured or waived and any declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full in cash; or

•	we and the Trustee receive written notice approving the payment from the representatives of each issue of “Designated Senior Indebtedness.”

Generally, “Designated Senior Indebtedness” will include:

•	any specified issue of Senior Indebtedness of at least $50 million; and

•	any other Senior Indebtedness that we may designate in respect of any series of subordinated debt securities.

During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will end 179 days thereafter.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book Entry, Delivery and Form

We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or “DTC,” will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be deposited with or on behalf of DTC and will not issue physical certificates to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

We will wire principal, premium, if any, and interest payments due on the global securities to DTC’s nominee. We, any Subsidiary Guarantors, the Trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we, any Subsidiary Guarantors, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee, any Subsidiary Guarantors or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and, in either event, a successor depositary is not appointed by us within 90 days; or

•	an Event of Default occurs and DTC notifies the Trustee of its decision to require that all of the debt securities of a series be represented by certificated securities.

The Trustee

We may appoint a separate trustee for any series of debt securities. We use the term “Trustee” to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of the securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

There is currently no market for any of the securities, other than the common shares listed on the American Stock Exchange and on the Toronto Stock Exchange. If the securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, we cannot assure you as to whether an active trading market will develop for these other securities. We have no current plans for the listing of the debt securities on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to any particular debt securities will be described in the applicable prospectus supplement.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the American Stock Exchange and on or through the Toronto Stock Exchange, the existing trading markets for our common shares, or sales made to or through a market maker other than on an exchange.

Securities may also be sold directly by us. In this case, no underwriters or agents would be involved.

If a prospectus supplement so indicates, underwriters, brokers or dealers, in compliance with applicable law, may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market.

We will bear costs relating to all of the securities being registered under this registration statement of which this prospectus forms a part.

Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by NASD members participating in the offering or affiliates or associated persons of such NASD members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h).

MATERIAL INCOME TAX CONSEQUENCES

A brief description of certain provisions of the tax treaty between Canada and the United States is included below, together with a brief discussion of certain taxes, including withholding provisions, to which U.S. shareholders are subject under existing laws and regulations of Canada and the United States. The consequences, if any, of state and local taxes are not considered. The following information is general and security holders should seek the advice of their own tax advisors, tax counsel or accountants with respect to the applicability or effect on their own individual circumstances of not only the matters referred to herein, but also any state or local taxes.

Canadian Federal Income Tax Consequences Associated with our Common Shares

General. The following is a summary of the principal Canadian federal income tax consequences generally applicable in respect of the ownership of our common shares. The tax consequences to any particular holder of our common shares will vary according to the status of that holder as an individual, trust, corporation or member of a partnership, the jurisdiction in which that holder is subject to taxation, the place where that holder is resident and, generally, that holder’s particular circumstances. This summary is applicable only to holders who are resident in the United States and are subject to United States tax, are not (and have never been) resident in Canada, hold their common shares as capital property and do not (and will not) use or hold their common shares in, or in the course of, carrying on business in Canada. For purposes of this discussion, a non-resident holder means a holder of our common shares who does not reside in Canada.

The following general discussion in respect of taxation is based upon management’s understanding of the rules. No opinion was requested by us, or has been provided by our counsel or auditors, with respect to the Canadian income tax consequences described in the following discussion.

Dividend Withholding. We have not paid dividends on our common shares in any of the past three years and have no plans to pay dividends in the foreseeable future. Canadian federal tax legislation would require a 25% withholding from any dividends paid or deemed to be paid to our non-resident shareholders. However, shareholders resident in the United States and subject to United States tax would generally have this rate reduced to 15% pursuant to the tax treaty between Canada and the United States. The withholding tax rate on the gross amount of dividends is reduced to 5% if the beneficial owner of the dividend is a U.S. corporation which owns at least 10% of our voting stock.

The amount of stock dividends paid to non-residents of Canada would be subject to withholding tax at the same rate as cash dividends. The amount of a stock dividend (for tax purposes) would generally be equal to the amount by which our paid-up capital had increased by reason of the payment of such dividend. We will furnish additional tax information to shareholders in the event of such a stock dividend.

Capital Gains. A non-resident who holds common shares as capital property generally will not be subject to Canadian taxes on capital gains realized on the disposition of such common shares unless the common shares are “taxable Canadian property” within the meaning of the Income Tax Act (Canada), and no relief is afforded under any applicable tax treaty. Common shares generally will not be taxable Canadian property of a shareholder of us unless, at any time during the five-year period immediately preceding a disposition of such common shares, not less than 25% of the issued common shares of any class or series of our capital stock belonged to persons with whom the shareholder did not deal at arm’s length, or to the shareholder together with such persons or unless the common shares were acquired by the holder in one of several tax deferred exchanges for common shares which were themselves taxable Canadian property.

A non-resident shareholder whose common shares constitute taxable Canadian property and who is a resident of the United States for purposes of the tax treaty between Canada and the United States generally would be exempt from Canadian tax on any capital gain realized on a disposition of those common shares in any event, provided the common shares do not derive their value primarily from Canadian real property (including Canadian resource properties). Management is of the view that common shares do not derive their value primarily from Canadian real property.

Income Taxes Consequences Associated with our Debt Securities

The applicable prospectus supplement will describe the material Canadian and United States federal income tax consequences to an investor who is a citizen or resident of the United States of acquiring debt securities, including whether payments of principal, premium, if any, and interest will be subject to Canadian non-resident withholding tax and any consequences relating to debt securities payable in a currency other than U.S. dollars or issued with original issue discount for United States federal income tax purposes or which contain early redemption provisions or other special terms.

VALIDITY OF THE SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those debt securities may be passed upon for us by Vinson & Elkins L.L.P, and with respect to the common shares by Sara-Lane Sirey Professional Corporation, Calgary, Alberta and for the underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated herein by reference in this Prospectus, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements incorporated herein by reference in this Prospectus, have been audited by BDO Dunwoody LLP, an independent registered public accounting firm, to the extent and for the periods set forth in its report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Information incorporated by reference into this prospectus regarding our estimated quantities of natural gas and oil reserves was prepared by us. Our proved reserve estimates as of December 31, 2006, 2005 and 2004 incorporated by reference into this prospectus were prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers.

WHERE YOU CAN FIND MORE INFORMATION

We are “incorporating by reference” into this prospectus information we file with the SEC. This procedure means that we can disclose important information to you by referring you to documents filed with the SEC. The information we incorporate by reference is part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished and not filed pursuant to Item 2.02, Item 7.01 or certain exhibits furnished pursuant to Item 9.01 of any current report on Form 8-K with the SEC) and after the date of this prospectus until the offering under this registration statement is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006;

•

Our Current Reports on Form 8-K filed with the SEC on March 16, 2007 and April 4, 2007 (excluding any information furnished and not filed pursuant to Item 2.02, or Item 7.01 of any Current Report on Form 8-K with the SEC); and

•	Our Registration Statement on Form 8-A filed with the SEC on December 23, 2005.

You may request a copy of these filings at no cost by making written or telephone requests for copies to:

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

Attention: Michael A. Gerlich

Telephone: (713) 739-1800

Additionally, you may read and copy any materials that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding us. The SEC’s website address is http://www.sec.gov. You can also obtain copies of the materials we file with the SEC from our website at http://www.gastar.com. The information on our website or about us on any other website is not part of this prospectus.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

The Business Corporations Act (Alberta) and our bylaws provide that we will indemnify each of our directors and officers and any person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor, and the heirs and legal representatives of each of them, against all costs, charges and expenses reasonably incurred by such director, officer or person, and their respective heirs or legal representatives, in respect of any action or proceeding to which any of them is made a party by reason of such director, officer or person being or having served in that position, if: (1) the director, officer or person acted honestly and in good faith with a view to the best interests of us; and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director, officer or person had reasonable grounds for believing that his conduct was lawful. As used above, “costs, charges and expenses” includes but is not limited to the fees, charges and disbursements or legal counsel on an as-between-a solicitor-and-the-solicitor’s-own-client basis and an amount paid to settle an action or satisfy a judgment.

On December 13, 2006, the board of directors of the Company approved changes to the Company’s bylaws. Such changes were to clarify the indemnification rights of the directors and officers within Article VIII of the bylaws as set forth in summary below:

•	Mandatory advancement of expenses to directors with respect to indemnification for proceedings;

•	Mandatory indemnification to directors, subject to court approval, for actions brought by or in the name of the Company;

•	Indemnification for expenses incurred in respect of threatened litigation; and

•	Entitlement to payment of attorneys fees that directors/officers incur in litigating with the Company their right to receive indemnity payments from the Company whether successful or not.

The foregoing rights/entitlements are subject to the director/officer meeting the following standard of conduct:

(a)	The director/officer acting honestly and in good faith with a view to the best interests of the Company; and

(b)	In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director/officer having reasonable grounds for believing that the director’s/officer’s conduct was lawful.

All bylaw changes approved by our board of directors are permissible and are provided for pursuant to the Business Corporations Act (Alberta) and are subject to shareholder approval at the next annual meeting of shareholders to be held in June 2007.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.